                                                                     EXHIBIT 2.1


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                          AGREEMENT AND PLAN OF MERGER



                                   DATED AS OF

                                 AUGUST 30, 2001


                                      AMONG


                          ACTIVE IQ TECHNOLOGIES, INC.,

                              CBS ACQUISITION, INC.

                                       AND

                         CHAMPION BUSINESS SYSTEMS, INC.






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                                TABLE OF CONTENTS



Exhibit A         Form of Buyer's Note

Exhibit B         Form of Employment Agreement

Exhibit C         Form of Pledge Agreement

Exhibit D         Form of Letter of Investment Intent

Exhibit E         Form of Registration Rights Agreement

Exhibit F         Form of Lock-Up Agreement


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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of August 30, 2001, is entered into by and among CHAMPION BUSINESS SYSTEMS, INC., a Colorado corporation (the "Company"), ACTIVE IQ TECHNOLOGIES, INC., a Minnesota corporation ("Buyer"), and CBS ACQUISITION, INC., a Minnesota corporation and a wholly owned subsidiary of Buyer ("Merger Subsidiary").


                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Merger Subsidiary, Buyer and the Company have each duly approved the merger of Merger Subsidiary with and into the Company (the "Merger") in accordance with the Minnesota Business Corporation Act (the "MBCA") and the Colorado Business Corporation Act (the "CBCA"), upon the terms and subject to the conditions set forth below;

         WHEREAS, the Board of Directors of the Company has determined to recommend to the shareholders of the Company that it is advisable and in the best interests of the Company and its shareholders to approve the Merger; and

         WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


                               A G R E E M E N T:

                                   ARTICLE 1
                         THE MERGER AND RELATED MATTERS

         1.1 The Merger.

         (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in SECTION 1.2), in accordance with the MBCA and the CBCA, Merger Subsidiary shall merge with and into the Company, the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

         (b) From and after the Effective Time (as defined in SECTION 1.2), the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time; (ii) the Bylaws of the Surviving Corporation shall be the Bylaws of the Company as in effect immediately prior to the Effective Time; (iii) the directors of Merger Subsidiary shall become the directors of the Surviving Corporation at and as of the Effective Time (retaining their respective terms of office); (iv) the officers of Merger Subsidiary shall become the officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions); and (v) the name of the Surviving Corporation shall be the name of the Company immediately prior to the Effective Time.

         1.2 Effective Time of the Merger. Pursuant to SECTION 1.5, as soon as practicable after each of the conditions set forth in ARTICLE 6 hereof (other than the condition that articles of merger be filed and become effective) have been satisfied or waived, the Company and Merger Subsidiary will file, or cause to be filed, articles of merger with the Secretaries of State of the States of Minnesota and Colorado which articles of merger shall be in the form required by and executed in accordance with the applicable provisions of the MBCA and the CBCA. The Merger shall become effective at the time the articles of merger for such merger are filed with the Secretaries of State of Colorado and Minnesota, whichever event shall occur last (the "Effective Time"). As used in this Agreement, the term "Effective Date" shall mean the date on which the Effective Time shall occur.

         1.3 Conversion of Company Common Shares.

         (a) At the Effective Time, all of the common stock of the Company, par value $0.0001 per share, issued and outstanding immediately prior thereto (the "Company Common Shares") shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive an aggregate of Three Million Dollars ($3,000,000) (the "Merger Consideration") in the following forms: (i) such number of shares of Common Stock of Buyer, par value $0.01 per share (the "Buyer Common Shares"), up to the number of shares equal to a market value of no more than One Million Five Hundred Thousand Dollars ($1,500,000) which shall be determined by the average of the closing bid and ask prices during the 10 trading days preceding the Effective Date, as reported on the Nasdaq SmallCap Market System, subject to a minimum value of $4.00 per share (the "Stock Consideration") and (ii) the remaining amount (the "Cash Consideration") to be payable in accordance with this ARTICLE 1.

         (b) The Cash Consideration shall be payable by Buyer to the Company Shareholders, as follows:

                  (i) One-third (1/3) of the Cash Consideration shall be delivered by Buyer at the Closing (the "Closing Payment"), subject to adjustment in accordance with SECTION 8.5 hereof; and

                  (ii) The remaining two-thirds (2/3) of the Cash Consideration shall be payable by Buyer in four (4) equal installments, each due on the 4, 8, 12 and 16-month anniversaries of the Effective Date, as evidenced by the promissory note to be delivered by Buyer in substantially the form of EXHIBIT A attached hereto (the "Buyer's Note"), secured by Buyer's shares in the Surviving Corporation as provided below in SECTION 8.2.

         (c) All of the shareholders of the Company as of the Effective Time (the "Company Shareholders") identified on SCHEDULE 1.3 by not having an "A" next to their name (the "Minority Shareholders") (who, to the Company's best knowledge, do not meet the definition of "Accredited Investor" under Regulation D of the Securities Act of 1933, as amended (the "Securities Act")) shall receive their pro rata Merger Consideration in the following allocation:

                  (i) One-third (1/3) in cash as part of the Closing Payment;

                  (ii) Two-thirds (2/3) as part of the Buyer's Note.

         (d) All Company Shareholders who have an "A" marked next to their name on SCHEDULE 1.3 (the "Accredited Shareholders") (who, to the Company's best knowledge, do meet the requirements of the definition of "Accredited Investor" under Regulation D of the Securities Act, or who will have retained a purchaser representative in connection with the offering of Buyer Common Shares contemplated hereby) shall receive their pro rata Merger Consideration in the following allocation:

                  (i) One-half (1/2) in Stock Consideration;




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                  (ii) One-sixth (1/6) in cash as part of the Closing Payment;

                  (iii) One-third (1/3) as part of the Buyer's Note.

         (e) At and as of the Effective Time, the holders of certificates representing the Company Common Shares at the Effective Time shall cease to have any rights as shareholders of the Company, except the right to receive the Merger Consideration in accordance with ARTICLE 1 hereof and such rights, if any, as they may have pursuant to Colorado law. Except as provided above, until certificates representing Company Common Shares are surrendered for exchange, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration.

         (f) If, between the date of this Agreement and the Effective Time, the outstanding Buyer Common Shares or Company Common Shares, respectively, shall have been changed into a different number of shares or a different class as a result of any reclassification, recapitalization, combination, reverse stock split, exchange of shares or stock dividend, the Stock Consideration shall be appropriately adjusted.

         1.4 Exchange of Company Common Shares.

         (a) After the Effective Time, each Company Shareholder shall be entitled, upon surrender of a certificate which immediately prior to the Effective Time represented outstanding Company Common Shares (collectively, the "Certificates"), along with the letter of transmittal described in SECTION 1.4(B), to receive the Merger Consideration from Buyer through such reasonable procedures as Buyer may adopt (including but not limited to those set forth in this Agreement).

         (b) As soon as reasonably practicable after the Effective Time, Buyer shall deliver to each Company Shareholder (i) a letter of transmittal in customary form and containing such provisions as Buyer may reasonably specify (including a provision confirming that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to Buyer), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Promptly after the Effective Time, each Company Shareholder shall surrender to Buyer each Certificate which immediately prior to the Effective Time represented outstanding Company Common Shares together with a letter of transmittal. Upon surrender by a Company Shareholder of the Certificate for cancellation to Buyer, together with the letter of transmittal, duly executed, the Company Shareholders shall be entitled to receive in exchange therefor the Merger Consideration as described above. No interest shall accrue or be payable with respect to any Merger Consideration which any person shall be so entitled to receive, except as provided in the Buyer's Note.

         (c) In the event any Certificates shall have been lost, stolen or destroyed, Buyer shall deliver in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration, as may be required pursuant hereto; provided, however, that Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against Buyer, Merger Subsidiary, the Company, or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.

         (d) Prior to the Effective Time, the Board of Directors of Buyer shall authorize and reserve for issuance a sufficient number of Buyer Common Shares for the purpose of issuing its shares to the Company Shareholders in accordance herewith.




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         (e) Each share of the Company's stock held in the treasury of the
Company shall be cancelled as of the Effective Time and no Merger Consideration shall be payable with respect thereto.

         1.5 The Closing. Subject to the terms of this Agreement, including but not limited to the conditions to close, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Maslon Edelman Borman & Brand, LLP, 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota, at 10:00 a.m. on September 14, 2000 (the "Closing Date"), or at such other place and on such other date as is mutually agreeable to Buyer and the Company. The Closing will be effective upon filing articles of merger with the Secretary of State of the States of Colorado and Minnesota, whichever event shall occur last.


                                   ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Buyer that, except as set forth in the Disclosure Schedules attached hereto and delivered to Buyer on the date hereof (the "Schedules" or when referring to a particular Schedule called for by a section of this Agreement, "Schedule _._"), which schedules set forth the exceptions to the representations and warranties contained in this ARTICLE 2:

         2.1 Incorporation and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The copies of the Company's Certificate/Articles of Incorporation and Bylaws which have been furnished by the Company to Buyer prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. The Company is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company's business, operations, earnings, assets or financial condition ("Material Adverse Effect").

         2.2 Execution, Delivery; Valid and Binding Agreements. Other than the approval of the Merger by the Company Shareholders as contemplated in SECTION 4.3, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been and the other agreements to be executed pursuant hereto will be at Closing duly executed and delivered by the Company and constitute, or at Closing will constitute, the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as the same may be subject to general principles of equity or limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws.

         2.3 No Breach. Except as set forth on SCHEDULE 2.3, the execution, delivery and performance of this Agreement and each Related Agreement (as defined in SECTION 6.1(E)) to be executed by the Company in connection herewith and the consummation by the Company of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of the Company or any indenture, mortgage, lease, loan agreement or other




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agreement or instrument by which the Company is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject.

         2.4 Governmental Authorities; Consents. The Company is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby, except for filing of the Articles of Merger with the Secretaries of State of Colorado and Minnesota.

         2.5 Capital Stock. The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $.0001 per share and 600,000 shares of convertible preferred stock ("Preferred Stock"), par value $.0001 per share, of which, as of the date hereof, 6,633,848 Company Common Shares and no shares of Preferred Stock, are issued and outstanding, all of which are owned beneficially and of record by the Company Shareholders. All of the Company Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on SCHEDULE 2.5, (i) the Company has no other equity securities or securities containing any equity features authorized, issued or outstanding; (ii) there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company, and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind; and (iii) there are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock.

         2.6 Subsidiaries. The Company does not directly or indirectly have any subsidiaries or any direct or indirect ownership interests in any partnership, joint venture, corporation, organization or entity.

         2.7 Financial Statements. The Company has delivered to Buyer copies of
(a) the unaudited balance sheet, as of June 30, 2001, of the Company (the "Latest Balance Sheet" and the date of the Latest Balance Sheet shall be referred to herein as the "Latest Balance Sheet Date") and the unaudited statements of operations and cash flows of the Company for the six-month period ended June 30, 2001, (such statements and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements") and (b) the unaudited balance sheets, as of December 31, 2000, December 31, 1999 and December 31, 1998, of the Company and the unaudited statements of operations, stockholders' equity and cash flows of the Company for each of the years ended December 31, 2000, December 31, 1999 and December 31, 1998 (collectively, the "Annual Financial Statements"). The Latest Financial Statements and the Annual Financial Statements are true and correct in all material respects, are based upon the information contained in the books and records of the Company and fairly present the financial condition of the Company as of the dates thereof and results of operations, stockholders' equity and cash flows for the periods referred to therein. The Latest Financial Statements have been prepared in accordance with generally accepted accounting principles applicable to unaudited interim financial statements (and thus may not contain all notes which are required to be prepared in accordance with generally accepted accounting principles) consistent with the Annual Financial Statements and reflect all adjustments necessary to fairly present the financial position, results of operations and cash flows for the interim period(s) presented.

         2.8 Absence of Undisclosed Liabilities. Except as reflected in the Latest Balance Sheet, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) and there are no liabilities arising out of transactions or



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events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit which in the aggregate exceeds $5,000), or (ii) as otherwise set forth in SCHEDULE 2.8.

         2.9 No Material Adverse Changes. Since the Latest Balance Sheet Date, there has not been, and the Company has no reason to believe that from the date hereof through the Closing Date, there will be, any material adverse change in the Company's business, operations, earnings, assets or financial condition, except for the losses reflected in the Latest Financial Statements and any material adverse change resulting therefrom.

         2.10 Absence of Certain Developments. Other than as disclosed on
SCHEDULE 2.10, since the Latest Balance Sheet Date, the Company has not:

         (a) borrowed any amount or incurred or become subject to any liability, except liabilities incurred in the ordinary course of business in an amount not to exceed $25,000;

         (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets, except (i) liens for current property taxes not yet due and payable and (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like;

         (c) discharged or satisfied any lien or encumbrance or paid any liability, other than current liabilities paid in the ordinary course of business;

         (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets, or canceled any debts or claims, in each case, except in the ordinary course of business;

         (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

         (f) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

         (g) declared or paid any dividends or other distributions with respect to any shares of the Company's capital stock or redeemed or purchased, directly or indirectly, any shares of the Company's capital stock or any options;

         (h) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

         (i) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any




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"Insider" (as defined in SECTION 2.22 hereof) other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule, or the transactions contemplated by this Agreement;

         (j) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

         (k) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

         (l) made any single capital expenditure or commitment therefor in excess of $25,000;

         (m) made any loans or advances to, or guaranties for the benefit of, any persons; or

         (n) made any change in accounting principles or practices or accounting reserves from those utilized in the preparation of the Annual Financial Statements.

         2.11 Title to Properties.

         (a) The Company does not own any real property. SCHEDULE 2.11 contains a list of all of the leases (the "Leases") and a description of the Company's leasehold interests in real property used or occupied by the Company (the "Leased Property").

         (b) The Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the Leases for the term set forth under such caption in the Disclosure Schedule. The Company has delivered to Buyer complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. The Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the best knowledge of the Company, is any other party to any of the Leases in default.

         (c) The Company owns good and marketable title to, or a valid leasehold interest in, each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) the properties subject to the Leases, (iii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, and (iv) liens disclosed in
SCHEDULE 2.11.

         (d) All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Company's business are in good operating condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such assets.

         (e) To the Company's knowledge, the Company is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in




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the operation of its business, and the Company has not received any notice of, nor does it have any reason to believe (i) any such violation exists, or (ii) any condemnation proceeding exists with respect to any of the Leased Property, except, in each case, with respect to violations the potential consequences of which do not or will not have a material adverse effect on the Company.

         2.12 Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet are valid receivables and are collectible in accordance with their terms except to the extent of the bad debt reserve, if any, reflected on the Latest Balance Sheet. To the Company's knowledge, no counterclaim or set-off has been claimed or asserted with respect to any such accounts receivable.

         2.13 Inventory. The Company's inventory of work in process and finished goods consists of items of a quality and quantity usable and, with respect to finished goods only, salable at the Company's normal profit levels, in each case, in the ordinary course of the Company's business.

         2.14 Tax Matters. Except as otherwise described on SCHEDULE 2.14:

         (a) The Company has timely filed, or has caused to be timely filed on its behalf, all returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them prior to the Closing relating to any Taxes (as defined below) with respect to any income, properties or operations of the Company prior to the Effective Time (collectively, the "Returns"), and all such Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Taxes shown to be due on such Returns, or otherwise owed, have been timely paid. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company, and no written requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         (b) The United States federal income tax returns of the Company have been filed through the year ending December 31, 1999. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. There are no material liens for Taxes (other than for current Taxes not yet due and payable or liens for Taxes being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP) on the assets of the Company. The Company is not bound by any material agreement with respect to Taxes.

         (c) "Tax" (and with the corresponding meaning "Taxes" and "Taxable") shall include (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) and (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated or combined group.

         2.15 Contracts and Commitments.

         (a) SCHEDULE 2.15 lists each of the following written agreements to which the Company is a party, which are currently in effect, and which relate to the operation of the Company's business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described on SCHEDULE
2.20 (or




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


excluded by SECTION 2.20 from inclusion thereunder); (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described on SCHEDULE 2.20 (or excluded by SECTION 2.20 from inclusion thereunder); (iv) stock purchase or stock option plans; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person;
(vi) material confidentiality agreements; (vii) contract, agreement or understanding relating to the voting of the Company's Common Shares or the election of directors of the Company; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party; (xi) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal; (xii) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $15,000 as of the Latest Balance Sheet Date; (xiii) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $15,000 as of the Latest Balance Sheet Date; (xiv) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by the Company on 30 days' or less notice without penalty; (xv) contract which prohibits the Company from freely engaging in business anywhere in the world; (xvi) contract for the distribution of the Company's products (including any distributor, sales and original equipment manufacturer contract);
(xvii) franchise agreement; (xviii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company in connection with the intellectual property rights listed on SCHEDULE 2.16; (xix) contract or commitment for capital expenditures in excess of $15,000; (xx) agreement for the sale of any capital asset; (xxi) contract with any affiliate which in any way relates to the Company (other than for employment on customary terms); or (xxii) other agreement which is either material to the Company's business or was not entered into in the ordinary course of business.

         (b) The Company has performed all material obligations required to be performed by it in connection with the contracts or commitments disclosed in
SCHEDULE 2.15 and is not in receipt of any claim of default under any contract or commitment disclosed under such caption and the Company has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and the Company has no knowledge of any breach or anticipated breach by any other party to any contract or commitment under such caption.

         (c) Prior to the date of this Agreement, Buyer has been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment disclosed on SCHEDULE 2.15, together with all amendments, waivers or other changes thereto.

         2.16 Intellectual Property Rights.

         (a) SCHEDULE 2.16 lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the "Company Registered Intellectual Property Rights") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

         (b) Each item of the Company Registered Intellectual Property Rights is subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. The Company has not claimed a particular status, including "Small Business Status," in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

         (c) The Company has no knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable.

         (d) Each item of Company Intellectual Property is free and clear of any Security Interests except for non-exclusive licenses granted to end-user customers in the ordinary course of business, non-exclusive licenses received by Company from third parties, and as otherwise disclosed on SCHEDULE 2.16. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property identified on SCHEDULE 2.16 as being owned by Company.

         (e) Except as set forth on SCHEDULE 2.16, all Company Intellectual Property currently licensed by the Company from third parties will be fully transferable, alienable or licensable by Surviving Corporation without restriction and without payment of any kind to any third party.

         (f) To the extent that any Company Technology has been developed or created by a third party for the Company, the Company either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property Rights in such Technology by operation of law or by valid assignment.

         (g) The Company has taken all steps that are reasonably required to protect its rights in confidential information and trade secrets of the Company or provided by any other person to the Company.

         (h) SCHEDULE 2.16 lists all material contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights. The Company is not in breach of nor has it failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company's knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.


         (i) To the Company's knowledge, the operation of the business of the Company as it currently is conducted or is contemplated to be conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not and will not when conducted by the Company, Buyer and/or the Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

         (j) To the Company's knowledge, no person is infringing or misappropriating any Intellectual Property owned by Company.

         (k) Except as disclosed in SCHEDULE 2.16, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer or the Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) either Buyer's or the Surviving Corporation's granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either Buyer's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either Buyer or the Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by Buyer or Surviving Corporation, respectively, prior to the Closing.

         (l) Except as disclosed on SCHEDULE 2.16, there are no royalties, fees, honoraria or other payments payable by the Company to any person or entity by reason of the ownership, development, use, license, sale or disposition of Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

         (m) For purposes of this Agreement, the following definitions shall apply:

                  (i) "Intellectual Property" shall mean any or all of the following owned by the Company, and all rights in, arising out of, or associated therewith: (A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (B) all trade secrets and other rights in know-how and confidential or proprietary information;
         (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (D) all maskworks, maskwork registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Maskworks");
         (E) all industrial designs and any registrations and applications therefor throughout the world; (F) all rights in World Wide Web addresses and domain names and applications and registrations therefor;
         (G) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (H) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world. Intellectual Property excludes standard off-the-shelf or pre-packaged software licenses, licenses pertaining to general website access and usage, licenses for software pre-installed on computer and telecommunications hardware, and invention or patent rights owned by third parties and embodied in third party commercial products that are owned or utilised by the Company.


                  (ii) "Registered Intellectual Property Rights" all United States, international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (c) Copyrights registrations and applications to register Copyrights; (d) Maskwork registrations and applications to register

         Maskworks; and (e) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

                  (iii) "Technology" shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and maskworks; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) World Wide Web addresses, domain names and sites; (vii) tools, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

         2.17 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of the Company, threatened against the Company, at law or in equity, or before or by any federal, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality.

         2.18 Warranties. SCHEDULE 2.18 sets forth a summary of the Company's product or service warranties and all claims outstanding, pending or, to the best knowledge of the Company, threatened for breach of any warranty relating to any products or services sold by the Company prior to the date hereof. The reserves for warranty claims on the Latest Balance Sheet are consistent with the Company's prior practices and are fully adequate to cover all warranty claims made or to be made against any products or services of the Company sold prior to the date thereof.

         2.19 Employees. Except as set forth on SCHEDULE 2.19: (a) to the Company's knowledge, no employee or group of employees of the Company has any plans to terminate his, her or its employment; (b) the Company has no material labor relations problem pending and its labor relations are satisfactory; (c) to the Company's knowledge, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; and
(d) to the Company's knowledge, no employee or former employee of the Company has any claim with respect to any Intellectual Property Rights of the Company.

         2.20 Employee Benefit Plans.

         (a) SCHEDULE 2.20 lists all employee welfare benefit plans and all employee pension benefit plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company (collectively, the "Plans"), and no trust funds are so maintained in connection with any employee welfare benefit plan. The Company has delivered or made available to Buyer a true, correct and complete copy of each of the Plans identified on such list. As to each of such Plans that is funded, the Company has delivered or made available to Buyer a true, correct and complete copy of the most recent annual financial report with respect to such plan, and any subsequent interim report. Each such financial report and interim report is an accurate description of the financial status of the subject employee benefit plan, and there have been no adverse changes in the financial status of any such Plans since the date of the most recent report provided with respect thereto.

         (b) SCHEDULE 2.20 also specifically identifies each of the Plans that is represented to be a qualified plan under Section 401(a) of the Code. With respect to each of the Plans so identified, each has been administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Plans), suits or proceedings against or involving any Plan or asserting any rights to or claims for benefits under, any Plan. The Company has no formal plan or commitment to create any additional benefit plans or modify any existing Plan except as necessary to comply with ERISA and the Code.

         (c) The Company does not now maintain or contribute to, nor, except as set forth on SCHEDULE 2.20, has the Company at any time maintained or contributed to, any employee benefit plan which is subject to Title IV of ERISA. Except as set forth on SCHEDULE 2.20, all contributions payable to any of the Plans for any plan year ending prior to the date hereof have been paid in full on a timely basis and no accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA) has been incurred.

         (d) The Company has not engaged in, nor entered into any arrangement pursuant to which any person or entity is contractually bound to enter into, any transaction which could result in imposition upon either the Company or any subsidiary or Buyer of any excise tax under Sections 4971 through 4980B, inclusive, and Section 5000 of the Code or civil liability under Section 502(i) or 502(l) of ERISA or otherwise incurred a liability for any excise tax, other than excise taxes which have heretofore been paid or have been accrued on the Latest Balance Sheet.

         (e) The Company and each subsidiary (if any) has (i) filed or caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other document required to be filed with any governmental agency, federal, state and local (including, without limitation, the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation and SEC) with respect to each of the Plans; and the Company delivered or made available to Buyer all records with respect to the Plans as are required for their proper administration and proper continued reporting and disclosure; (ii) timely complied with all applicable participant disclosure requirements of ERISA; and
(iii) has maintained in full force and effect any bond required under ERISA in connection with such Plans.

         (f) The Company is not and has never been a member of a controlled group of corporations, an unincorporated trade or business under common control, or a member of an affiliated service group (as such terms are defined in Sections 414(b), 414(c) and 414(m) of the Code), involving any other entity.

         (g) There are no "leased employees" (as defined in Section 414(n) of the Code) who performed services for the Company, nor are there any persons who are anticipated to become leased employees with the passage of time.

         (h) The Company does not maintain any employee benefit plan providing benefits to former employees or directors, other than health coverage mandated by applicable law.

         (i) The Company has complied in all respect with the "COBRA" requirements of Section 4980B of the Code.

         (j) There are no actions, suits or claims pending or, to the best knowledge of the Company, threatened with respect to any of the Plans other than routine claims for benefits.

         (k) Neither the Company nor any of its directors, officers, employees or other "fiduciaries," as that term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans that would subject the Company to any liability under ERISA or any other applicable law.

         (l) SCHEDULE 2.20 sets forth a description of the Company's employee policy with respect to vacation, sick day or personal time off, including the amount each employee of the Company has accrued as of the date hereof.

         2.21 Insurance. SCHEDULE 2.21 lists and briefly describes (i) each insurance policy maintained by the Company with respect to the Company's properties, assets and operations, (ii) sets forth the date of expiration of each such insurance policy and (iii) briefly summarizes all material claims currently outstanding under each such policy. All of such insurance policies are in full force and effect and provide adequate insurance coverage for the assets and operations of the Company for risks normally insured against, in a manner consistent with the Company's past practices. The Company is not in default with respect to its obligations under any of such insurance policies. To the best knowledge of the Company, there has been no threatened termination of, or premium increase whether retrospective or prospective with respect to any of such policies.

         2.22 Affiliate Transactions. Other than pursuant to this Agreement, no officer, director or employee of the Company or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "Insiders"), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). None of the Insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this SECTION 2.22, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

         2.23 Customers and Suppliers. SCHEDULE 2.23 lists the 10 largest customers and suppliers of the Company for the fiscal year ended December 31, 2000, and for the six-month period ended June 30, 2001, and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by the Company attributable to such customer or supplier for each such period. Except as listed on SCHEDULE 2.23, since the Latest Balance Sheet Date, no customer or supplier listed on SCHEDULE 2.23 has indicated that it will stop or decrease the rate of business done with the Company except for changes in the ordinary course of the Company's business.

         2.24 Officers and Directors; Bank Accounts. SCHEDULE 2.24 lists all officers and directors of the Company and all of the Company's bank accounts (designating each authorized signer).

         2.25 Compliance with Laws; Permits.

         (a) The Company and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state and local laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action, immigration and naturalization, and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, violation of which could have a Material Adverse Effect and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws, regulations or other requirements.

         (b) The Company has, in full force and effect, all licenses, permits and certificates, from federal, state and local authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (other than Environmental Permits, as such term is defined in SECTION 2.26(C) hereof) (collectively, the "Permits"). A true, correct and complete list of all the Permits is set forth on SCHEDULE 2.25. The Company has conducted its business in substantial compliance with all material terms and conditions of the Permits.

         2.26 Environmental Matters.

         (a) As used in this SECTION 2.26, the following terms shall have the following meanings:

                  (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company to any imposition of costs or liability under any Environmental Law.

                  (ii) "Environmental Laws" means all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

         (b) To the Company's knowledge, no Leased Property nor any of the operations conducted thereon, nor any other past or present actions or omissions by the Company, violate any Environmental Laws, nor are there any conditions existing on any such Leased Property or resulting from operations conducted thereon that may give rise to any on-site or off-site remedial obligations under any Environmental Law.

         (c) To the Company's knowledge, no Leased Property nor the operations currently or previously conducted thereon or by any prior owner of the Leased Property or operation, are subject to any existing, pending or threatened, action, suit, order, investigation, inquiry or proceeding relating to human health or environmental quality or any Environmental Laws by or before any court, agency, or other governmental authority.

         (d) To the Company's knowledge, all notices and Authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Leased Property, including without limitation past or present treatment, storage, disposal or release of a Hazardous Materials or solid waste into the environment, have been duly obtained or filed, and the Company is in compliance with the terms and conditions of all such notices and authorizations.

         (e) The Company has not nor has any other Person filed any notice under any Environmental Laws indicating that the Company is responsible for the release into the environment, or the improper storage, of any hazardous or toxic waste, substance or constituent or that any such waste, substance or constituent has been released, or is improperly stored, upon any Leased Property.

         2.27 Disclosure. Neither this Agreement, and of the Exhibits hereto, any of the documents delivered by or on behalf of the Company pursuant to
ARTICLE 6 hereof, the Disclosure Schedules nor any of the financial statements referred to in SECTION 2.8 hereof (as to the periods relating to such financial statements), contain any untrue statement of a material fact regarding the Company or its business or any of the other matters dealt with in this Article 2 relating to the Company or the transactions contemplated by this Agreement or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Buyer of which the Company is aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the business (in the aggregate), including operating results, assets, customer relations, employee relations and business prospects, of the Company.

                                   ARTICLE 3
          REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY

         Buyer (including predecessors of Buyer) and Merger Subsidiary hereby represent and warrant to the Company that:

         3.1 Incorporation and Corporate Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform their respective obligations hereunder. Each of Buyer and Merger Subsidiary is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it.

         3.2 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by each of Merger Subsidiary and Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Related Agreements to be executed by Buyer or Merger Subsidiary at Closing (including the Buyer's Note) will be, duly executed and delivered by each of Merger Subsidiary and Buyer and constitute the valid and binding obligation of each, enforceable in accordance with their respective terms, except as the same may be subject to general laws of equity or limited by bankruptcy, reorganization, fraudulent conveyance or similar laws.

         3.3 No Breach. The execution, delivery and performance of this Agreement and each Related Agreement by each of Merger Subsidiary and Buyer and the consummation by them of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of either, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the respective Articles of Incorporation or Bylaws of Merger Subsidiary or Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which either is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which either is subject, except with respect to consents or waivers otherwise obtained or to be obtained by Buyer or Merger Subsidiary prior to the Effective Time.

         3.4 Governmental Authorities; Consents. Other than with respect to any Buyer or Merger Subsidiary securities law reporting obligation, neither Merger Subsidiary nor Buyer is required to submit any notice, report or other filing with any governmental authority in connection with their respective execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by either Merger Subsidiary or Buyer in connection with their respective execution, delivery and performance of this Agreement or the transactions contemplated hereby.

         3.5 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Merger Subsidiary.

         3.6 Validity of Buyer's Common Shares. The Buyer's Common Shares to be issued to the Company Shareholders pursuant to SECTION 1.3 have been duly authorized, and upon issuance, delivery and payment therefor will be validly issued, fully paid and nonassessable.

         3.7 SEC Reports and Financial Statements. Since April 30, 2001, Buyer has filed with the Securities and Exchange Commission (the "SEC") all reports and other filings required to be filed by Buyer in accordance with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (the "Buyer SEC Reports"). As of their respective dates, the Buyer SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such Buyer SEC Reports and, except to the extent that information contained in any Buyer SEC Report has been revised or superseded by a later Buyer SEC Report filed and publicly available prior to the date of this Agreement (a "Buyer Filed SEC Document"), none of Buyer SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer for the year ended December 31, 2000 (included in Buyer's Form 8-K filed May 14, 2001) and for the quarters ended March 31, 2001 and June 30, 2001 were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Buyer SEC Reports, neither Buyer nor any of Buyer's subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations incurred in the ordinary course of business. None of Buyer's subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the Exchange Act. The Buyer SEC Reports accurately disclose (i) the terms and provisions of Buyer's 2000 Director Stock Option Plan, (ii) transactions with affiliates (other than the agreement with IntraNet Solutions, Inc., as described in Buyer's press release dated August 23,
2001), and (iii) all material contracts required to be disclosed pursuant to
Item 601(b)(10) of Regulation S-K promulgated under the Securities Act.

         3.8 Capital Stock. The authorized capital stock of Buyer consists of 40,000,000 shares of capital stock, par value $.01 per share in the case of common stock, 365,000 shares of which have been designated as Series B Convertible Preferred Stock, par value $1.00 per share. As of the date hereof, there are 10,086,261 shares of Buyer's common stock and 365,000 shares of Series B Convertible Preferred Stock issued and outstanding (a description of which is contained in the Buyer SEC Reports). All of Buyer's common stock and the Series B Convertible Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on SCHEDULE 3.8, (i) Buyer has no other equity securities or securities containing any equity features authorized, issued or outstanding; (ii) there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Buyer, and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Buyer any shares of capital stock or other securities of Buyer of any kind; and (iii) there are no agreements or other obligations (contingent or otherwise) which may require Buyer to repurchase or otherwise acquire any shares of its capital stock.

         3.9 Issuance of Buyer Capital Stock. Since April 30, 2001, all outstanding shares of capital stock of Buyer have been issued in material compliance with applicable federal and state securities laws.

         3.10 SEC Filings. Other than those filings with the SEC made by Buyer via the EDGAR Filing System, Buyer has provided copies to the Company of all filings and other correspondence it has made with the SEC and the Nasdaq Stock Market.

         3.11 Environmental Indemnification. In connection with that certain Stock Purchase Agreement dated January 30, 2001 by and between Meteor Industries, Inc. (Buyer's predecessor) and Capco Energy, Inc. ("Capco"), as amended on April 27, 2001 (the "Capco Agreement"), a copy of which has been made available to the Company, Buyer is the beneficiary of an agreement by Capco to indemnify Buyer for any "Loss" (as defined therein) relating to, among other things, the former business and operations of Meteor Industries, Inc. There has been no amendment, rescission or other modification to the Capco Agreement as of the date hereof.

         3.12 Stock Option Plans. Except for Buyer's 2000 Director Stock Option Plan contained in Buyer's SEC Reports, Buyer has provided the Company with true and correct copies of its 1999 Stock Option Plan (as amended) and its 2001 Employee Stock Option Plan.

         3.13 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of the Buyer, threatened against the Buyer, at law or in equity, or before or by any federal, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality.


                                   ARTICLE 4
                            COVENANTS OF THE COMPANY

         4.1 Conduct of the Business. The Company covenants and agrees that from the date hereof until the Effective Time, unless otherwise consented to by Buyer in writing:

         (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of its business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's past custom and practice;

         (b) The Company shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its Articles of Incorporation or Bylaws; (iv) split, combine or reclassify any outstanding Company Common Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to Company Common Shares; (v) redeem, purchase or acquire or offer to acquire any Company Common Shares or other securities of the Company; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (viii) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days (other than the account payable to Capstone Planning & Control in the amount of $6,625); (ix) accelerate or defer, beyond the normal collection cycle, collection of accounts receivable; or (x) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this SECTION 4.1(B);

         (c) The Company shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers, or directors or consultants; or (ii) in the case of employees, officers or consultants, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

         (d) The Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

         (e) The Company shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

         (f) The Company shall (i) use its best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company; (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Buyer of any emergency or other change in the normal course of the Company's business, or prospects, or in the operation of the Company's properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, prospects, operations or financial condition of the Company or to the Company's or Buyer's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if the Company shall discover that any representation or warranty made in this Agreement was when made, or has subsequently become, untrue in any respect;

         4.2 Conditions. The Company shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in SECTION 6.1 to be satisfied and to consummate the transactions contemplated herein.

         4.3 Shareholder Approval. The Company shall call a special meeting of its shareholders for the purpose of voting on the transactions contemplated by this Agreement to be held as soon as practicable following the date hereof in accordance with the Company's bylaws and the CBCA. The Board of Directors of the Company shall recommend approval of this Agreement and the Merger and shall use all reasonable efforts (including, without limitation, soliciting proxies for such approvals) to obtain approvals thereof from its shareholders; provided, however, that the Company's Board of Directors may fail to make such recommendation or seek to obtain shareholder approval, or withdraw, modify or change any such recommendation if such Board of Directors determines, in good faith, after consultation with counsel, that the making of such recommendation, the seeking to obtain such shareholder approval or the failure to so withdraw, modify or change such recommendation, may constitute a breach of the fiduciary or legal obligations of the Board of Directors.

                                   ARTICLE 5
                               COVENANTS OF BUYER

         Buyer covenants and agrees with the Company as follows:

         5.1 Regulatory Filings. As promptly as practicable after the execution of the Agreement, Buyer shall make or cause to be made all filings and submissions under any laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein. Buyer will coordinate and cooperate with the Company in exchanging such information, will not make any such filing without providing the Company with a final copy thereof at least two full business days in advance of the proposed filing and will provide such reasonable assistance as the Company may request in connection with all of the foregoing.

         5.2 Conditions. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in SECTION 6.2 to be satisfied and to consummate the transactions contemplated herein.

         5.3 Company's Employees. Other than the employees of the Company identified on SCHEDULE 8.1 whose employment shall be subject to separate employment agreements, Buyer will offer employment to all of the Company's employees following the Effective Time; provided, however, that neither Buyer nor the Surviving Corporation shall be under any obligation to retain any such employee for any definite period of time.

         5.4 Buyer's Note. Buyer covenants and agrees that the Buyer's Notes will be pari passu or senior to all other debt of the Buyer, whether existing as of the date hereof or subsequently incurred by Buyer, and Buyer covenants not to enter into any indebtedness or other agreement that restricts Buyer's ability to make payment in full of the Buyer's Notes in the amounts and time periods set forth therein.

         5.5 Company Employee Benefit Plans. Buyer covenants and agrees that, following the Effective Date, Buyer will maintain the employee benefit plans listed on SCHEDULE 2.20, and will assume the accrued vacation/sick time for the Company's current employees to the extent described on SCHEDULE 2.20.


                                   ARTICLE 6
                              CONDITIONS TO CLOSING

         6.1 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) The aggregate Cash Consideration payable to the Company Shareholders in accordance with ARTICLE 1 hereof shall not exceed One Million Five Hundred Fifty Thousand Dollars ($1,550,000);

         (b) The representations and warranties set forth in ARTICLE 2 hereof shall be true and correct in all material respects at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

         (c) The Company shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

         (d) The Company shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company if the failure to obtain will have a Material Adverse Effect;

         (e) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

         (f) There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the business or assets of the Company, or to compel Buyer or any of its subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries or of the Company, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated herein or hereby, including without limitation, the Buyer's Note, the Employment Agreements, the Pledge Agreement, the letters of investment intent contemplated by Section 8.3, the Registration Rights Agreement and the Lock-Up Agreements (collectively, the "Related Agreements"), or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

         (g) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal or state court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in SECTION 6.1(E) hereof;

         (h) There shall have been no damage, destruction or loss of or to any property or properties owned or used by the Company, not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the Company's business, operations, earnings, assets or financial condition;

         (i) Buyer shall have received from counsel for the Company a written opinion, dated as of the Closing Date, addressed to Buyer and satisfactory to Buyer's counsel, in form and substance mutually acceptable to the parties;

         (j) The Company shall have filed with the Internal Revenue Service its federal income tax return and with the State of Colorado its state tax return for the year ending December 31, 2000;

         (k) Holders of at least ninety percent (90%) of the Company Common Shares who are to receive Stock Consideration shall execute and deliver to Buyer at or prior to Closing an agreement relating to the sale or disposition of the Stock Consideration in substantially the form of EXHIBIT E attached hereto.

         (l) On the Closing Date, the Company shall have delivered to Buyer all of the following:

                  (i) A certificate of the chief executive officer of the Company, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied; provided, however, to the extent that the Company must make additional or different disclosures with respect to any representation or warranty to make such representation or warranty true as of the Closing Date, notwithstanding any other provision of this Agreement if such additional representations and warranties have a Material Adverse Effect on Buyer, Buyer shall have a right to immediately terminate this Agreement and the contemplated merger without any liability to the Company or the Company Shareholders.

                  (ii) copies of the third party and governmental consents and approvals referred to in subsections (c) and (d) above;

                  (iii) the Company's minute books, stock transfer records, corporate seal and other materials related to the Company's corporate administration;

                  (iv) resignations (effective as of the Closing Date) from such of the Company's officers and members of the Company's Board of Directors as Buyer shall have requested prior to the Closing Date;

                  (v) a copy of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Colorado, and a Certificate of Good Standing from the Secretary of State of the State of Colorado evidencing the good standing of the Company in such jurisdiction;

                  (vi) a copy of the Bylaws of the Company; along with certificates executed on behalf of the Company by its corporate secretary certifying to Buyer that such copy is a true, correct and complete copies of such bylaws and that such bylaws were duly adopted and have not been amended or rescinded;

                  (vii) an executed copy of each of the Related Agreements, including without limitation the Employment Agreements contemplated by
         SECTION 8.1 and letters of investment intent contemplated by SECTION
         8.3 for each of the Accredited Shareholders;

                  (viii) a copy of the text of the resolutions adopted by the Board of Directors and shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, along with certificates executed on behalf of the Company by its corporate secretary certifying to Buyer that such copy is a true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

                  (ix) incumbency certificates executed on behalf of the Company by its corporate secretary certifying the signature and office of each officer executing this Agreement; and

                  (x) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

         6.2 Conditions to the Company's Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing
Date:

         (a) The representations and warranties set forth in ARTICLE 3 hereof shall be true and correct at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Buyer or Merger Subsidiary of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

         (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

         (c) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

         (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

         (e) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal or state court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in SECTION 6.2(D) hereof; and

         (f) The Company shall have received from counsel for Buyer and Merger Subsidiary a written opinion, dated as of the Closing Date, addressed to the Company and satisfactory to the Company's counsel, in a form and substance mutually acceptable to the parties;

         (g) On the Closing Date, Buyer will have delivered to the Company all of the following:

                  (i) a certificate of appropriate officer(s) of Buyer, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

                  (ii) an executed copy of each of the Related Agreements, including without limitation the Buyer Note;

                  (iii) a copy of the Articles of Incorporation of each of Buyer and Merger Subsidiary, certified by the Secretary of State of the State of Minnesota, and Certificates of Good Standing from the Secretaries of State of the State of Minnesota evidencing the good standing of the Company in such jurisdiction;

                  (iv) a copy of each of (x) the text of the resolutions adopted by the board of directors of Buyer and Merger Subsidiary authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and (y) the bylaws of Buyer and Merger Subsidiary, along with certificates executed on behalf of Buyer and Merger Subsidiary by its corporate secretary certifying to the Company that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded; and

                  (v) incumbency certificates executed on behalf of Buyer and Merger Subsidiary by their respective corporate secretaries certifying the signature and office of each officer executing this Agreement or any of the Related Agreements.


                                   ARTICLE 7
                            TERMINATION AND REMEDIES

         7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by the mutual consent of Buyer and the Company;

         (b) by either Buyer or the Company if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

         (c) by Buyer or the Company if the transactions contemplated hereby have not been consummated by September 30, 2001; provided that, neither party will be entitled to terminate this Agreement pursuant to this SECTION 7.1(C) if its breach of this Agreement has prevented the consummation of the transactions contemplated hereby by such date;

         7.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or the Company as provided in SECTION 7.1, this Agreement shall become void and, except for a termination pursuant to SECTIONS 7.1(B), there shall be no liability on the part of either Buyer or the Company or their respective shareholders, officers, or directors, except that SECTIONS
11.1 and 11.2 hereof shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

         7.3 Notice of Termination; Remedies. Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other party. The parties hereto acknowledge and agree that their sole remedy in the event another party hereto materially breaches any representation, warranty or covenant contained in this Agreement shall be to terminate this Agreement as provided in SECTION 7.1.


                                   ARTICLE 8
                              ADDITIONAL AGREEMENTS

         8.1 Non-Competition and Employment Agreement. On the Closing Date, each of the persons identified on SCHEDULE 8.1 will execute and deliver to Buyer an Employment and Non-Competition Agreement substantially in the form attached hereto as EXHIBIT B (the "Employment Agreements"). The Employment Agreements will set forth the compensation and benefit package of each person identified on
SCHEDULE 8.1, which shall be mutually agreeable to both Buyer and such persons.

         8.2 Pledge of Shares. Immediately following the Closing, Buyer shall pledge to the Company Shareholders its shares of capital stock held in the Surviving Corporation solely to secure Buyer's obligation to deliver the first three installments due under Buyer's Note, as described in SECTION 1.4(B) hereof, pursuant to the terms and conditions of the pledge agreement attached hereto as EXHIBIT C (the "Pledge Agreement"). Buyer further covenants and agrees that until such time as it has satisfied its obligations to deliver the first three installments it shall neither transfer or assign to any third parties its interest in the Surviving Corporation nor issue any shares of capital stock of the Surviving Corporation to any third parties.

         8.3 Securities and Blue Sky Laws. Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Buyer's Common Shares hereunder. Each Company Shareholder shall execute and deliver to Buyer at or prior to the Closing a letter of investment intent in substantially the form of EXHIBIT D attached hereto; provided, however, that each Company Shareholder who does not deliver a letter of investment intent shall be deemed to be a Minority Shareholder and shall not receive any of the Stock Consideration.

         8.4 Audit Fees. The Company shall cause its financial statements for the years ended December 31, 1998, 1999 and 2000 to be audited by independent certified public accountants, which audit shall be completed as soon as practicable following the Closing. The Company and Buyer shall share equally the cost of such audit, provided that the Company's share of such expenses shall not exceed $10,000. The Company's share shall be paid by reducing the Closing Payment.

         8.5 Legal Fees. The Company shall cause the law firm of Davis, Graham & Stubbs, LLP, its legal counsel, to deliver a final bill for its fees and expenses incurred in connection with the transactions contemplated hereby within seven (7) days of the Closing. To the extent such legal fees and expenses exceed $20,000, such excess amount shall be deducted from the Closing Payment delivered by Buyer.

         8.6 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to SECTION 7.1 or the transactions contemplated hereby have been consummated, neither the Company nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, person or other entity or groups concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided that the Company may engage in such discussion in response to an unsolicited proposal from an unrelated party if the Board of Directors of the Company determines, in good faith, after consultation with counsel, that the failure to engage in such discussions may constitute a breach of the fiduciary or legal obligations of the Board of Directors of the Company. The Company will promptly advise Buyer if it receives a proposal or inquiry with respect to the matters described above.

         8.7 Covenant to Register Stock Consideration. As soon as practicable following the Closing, Buyer shall undertake to prepare and file a registration statement with the SEC under the Securities Act, covering the resale of the Stock Consideration issued to the Company Shareholders hereunder (the "Registration Statement") in accordance with the terms and provisions of a registration rights agreement in substantially the form of EXHIBIT E attached hereto.

         8.8 Lock-Up Agreements. Holders of at least ninety percent (90%) of the Company Common Shares who are to receive Stock Consideration as part of their Merger Consideration shall execute and deliver to Buyer at or prior to the Closing an agreement relating to the sale or disposition of the Stock Consideration in substantially the form of EXHIBIT F attached hereto.

         8.9 Nasdaq Listing. Buyer shall use its best efforts to have the Buyer Common Shares approved for listing on the Nasdaq SmallCap Market.


                                   ARTICLE 9
                                 MISCELLANEOUS

         9.1 Press Releases and Announcements. Prior to the Closing Date, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Company without prior written approval of either the Company or Buyer, as the case may be, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

         9.2 Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required consents as to which the other party has been advised or (iv) consented to in writing by Buyer and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by the parties hereto and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable law. In the event the merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (iii) such information becomes generally available to the public other than by breach of this SECTION 9.2. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

         9.3 Expenses. Except as otherwise expressly provided for herein, the Company, Buyer and Merger Subsidiary will pay all of their own expenses (including attorneys' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

         9.4 Further Assurances. The Company agrees that, on and after the Closing Date, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

         9.5 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         9.6 Knowledge. Whenever a statement herein or in any schedule, exhibit, certificate or other document delivered to any party pursuant to this Agreement is made "to the Company's knowledge" or "to the Buyer's knowledge" or "to the best of the Company's or Buyer's knowledge" or words of similar intent or effect of any party or its representative, such statement shall be deemed to be made to the best knowledge of the party or, if an entity, its senior management.

         9.7 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and the Company will, unless another address is specified in writing, be sent to the address indicated below:

         To Buyer or Merger Subsidiary:                     Active IQ Technologies, Inc.
                                                            601 Carlson Parkway, Suite 1550
                                                            Minnetonka, MN  55305
                                                            Facsimile: (952) 449-5001
                                                            Attention: Chief Executive Officer

         With a copy to:                                    Maslon Edelman Borman & Brand LLP
                                                            90 South 7th Street, Suite 3300
                                                            Minneapolis, MN 55402
                                                            Attention: William M. Mower, Esq.
                                                            Facsimile: (612) 672-8397

         To the Company:                                    Champion Business Systems, Inc.
                                                            6726 South Revere Parkway
                                                            Englewood, CO  80112
                                                            Facsimile: (303) 792-0255
                                                            Attention: Mr. James C. Long

         with a copy to:                                    Patricia Peterson, Esq.
                                                            Davis Graham & Stubbs LLP
                                                            1550 17th Street, Suite 500
                                                            Denver, CO 80202
                                                            Facsimile: (303) 892-7400

         9.8 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto, except that Buyer may assign any and all rights it has under this Agreement or any Related Agreement to a wholly owned subsidiary of Buyer without the consent of any other party.

         9.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         9.10 Complete Agreement. This Agreement and the Related Agreements and other exhibits hereto, the Disclosure Schedules and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         9.11 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

         9.12 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.



                            [SIGNATURE PAGE FOLLOWS.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                       BUYER:

                                       ACTIVE IQ TECHNOLOGIES, INC.,
                                       A MINNESOTA CORPORATION


                                       By: /s/ Kenneth W. Brimmer
                                          --------------------------------------
                                           Kenneth W. Brimmer
                                           Chairman and Chief Executive Officer


                                       MERGER SUBSIDIARY:

                                       CBS ACQUISITION, INC.,
                                       A MINNESOTA CORPORATION


                                       By: /s/ Kenneth W. Brimmer
                                          --------------------------------------
                                           Kenneth W. Brimmer
                                           Chief Executive Officer


                                       COMPANY:

                                       CHAMPION BUSINESS SYSTEMS, INC.,
                                       A COLORADO CORPORATION


                                       By: /s/ James C. Long
                                          --------------------------------------
                                           James C. Long
                                           President and Chief Executive Officer

                                    EXHIBIT A
                              FORM OF BUYER'S NOTE


         FILED AS EXHIBIT 10.2 TO THIS FORM 8-K DATED SEPTEMBER 18, 2001

Pursuant to Item 601(b)(2) of Regulation S-K, the following Exhibits have been omitted from this Agreement. The Registrant will furnish a copy of any omitted Schedule or Exhibit to the Commission upon request.


                                    EXHIBIT B
                          FORM OF EMPLOYMENT AGREEMENT


                                    EXHIBIT C
                            FORM OF PLEDGE AGREEMENT


                                    EXHIBIT D
                       FORM OF LETTER OF INVESTMENT INTENT

                                    EXHIBIT F
                                LOCK-UP AGREEMENT

                                    EXHIBIT E
                      FORM OF REGISTRATION RIGHTS AGREEMENT


         FILED AS EXHIBIT 10.1 TO THIS FORM 8-K DATED SEPTEMBER 18, 2001